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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TRIUMPH GROUP, INC.

        Triumph Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, DOES HEREBY CERTIFY:

        The corporation was incorporated in Delaware on March 11, 1993 under the name "Triumph Holdings, Inc."

        Triumph Holdings, Inc. filed a Certificate of Amendment on April 13, 1993 changing the name of the corporation to "The Triumph Group Holdings, Inc."

        A Certificate of Correction was filed by The Triumph Group Holdings, Inc. on April 21, 1993 correcting the name of one incorporator of the corporation.

        The Triumph Group Holdings, Inc. filed a Certificate of Amendment on July 22, 1993 amending Article FOURTH of the Certificate of Incorporation.

        The Triumph Group Holdings, Inc. filed a Certificate of Amendment on October 13, 1993 amending Article NINTH of the Certificate of Incorporation.

        The Triumph Group Holdings, Inc. filed a Certificate of Correction on November 28, 1994 to evidence adoption of the Certificate of Amendment filed on July 22, 1993 by the Board of Directors of The Triumph Group Holdings, Inc.

        The Triumph Group Holdings, Inc. filed a Restated Certificate of Incorporation on November 28, 1994 restating the Certificate of Incorporation in its entirety.

        The Triumph Group Holdings, Inc. filed a Certificate of Amendment on August 21, 1996 changing the name of the corporation to "Triumph Group, Inc."

        Triumph Group, Inc. filed a Certificate of Amendment on October 29, 1996 amending Article FOURTH to the Certificate of Incorporation.

        Triumph Group, Inc. filed an Amended and Restated Certificate of Incorporation in October, 1996 amending Articles FOURTH, FIFTH, SIXTH and SEVENTH, adding Articles EIGHTH and NINTH and restating the Certificate of Incorporation in its entirety.

        Triumph Group, Inc. filed a Certificate of Amendment on August 3, 1998 amending Article FOURTH to the Certificate of Incorporation.

        This Amended and Restated Certificate of Incorporation of Triumph Group, Inc. amends and restates the Certificate of Incorporation in its entirety as follows:

        FIRST: The name of the Corporation is Triumph Group, Inc. (the "Corporation").

        SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

        THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: A. The number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), and 250,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

        B.    1. Except as otherwise provided in this Part B or as otherwise required by applicable law, all shares of the Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

          2.     The holders of the Common Stock shall have one vote for each share thereof.

          3.     As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of the Common Stock shall be entitled to participate in such dividends ratably on a per share basis, provided that if dividends are declared which are payable in shares of common capital stock, dividends shall be declared which are payable at the same rate on each class of common capital stock and the dividends payable to holders of Common Stock shall be payable in shares of that class of common capital stock. The right of the holders of the Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

          4.     Subject to the provisions of the Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to holders in any liquidation, dissolution or winding up of the Corporation.

        C.    1. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and, by filing a statement pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof; provided however, that any shares of Preferred Stock may only be issued by the Corporation as consideration for the stock or assets of another corporation or in connection with a merger of the Corporation with or into another corporation or of another corporation with or into the Corporation.

            I.     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

              (a)   The number of shares constituting that series and the distinctive designation of that series;

              (b)   The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

              (c)   Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

              (d)   Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

              (e)   Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

              (f)    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

              (g)   The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

              (h)   Any other relative rights, preferences and limitations of that series.

            2.     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

            3.     If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

        FIFTH: Except as specifically provided in the By-laws of the Corporation, the Board of Directors is authorized to make, alter or repeal the By-laws of the Corporation.

        SIXTH: In all elections of directors of the Corporation, each holder of stock of any class or classes or of a series or series thereof who is entitled to vote in such elections shall be entitled to cast as many votes as shall equal the number of votes which he would be entitled to cast for the election of directors with respect to his shares or stock, multiplied by the number of directors to be elected, and to cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit. Election of directors need not be by written ballot.

        SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of Delaware. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation at the time of such repeal or modification.

        EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the General Corporation Law of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

        NINTH: The directors and officers of the Corporation shall be indemnified by the Corporation as provided in the By-laws of the Corporation.

        TENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of Delaware.

        ELEVENTH: The Corporation is to have perpetual existence.

        TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officers this 11th day of August, 2008.

TRIUMPH GROUP, INC.
By:	/s/ Richard C. Ill Richard C. Ill, President and Chief Executive Officer

Attest:

/s/ John B. Wright, II

John B. Wright, II, Secretary

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  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TRIUMPH GROUP, INC.